LETTER FROM THE FOUNDER

Dear Stockholders:

This is perhaps the most important and timely stockholder update you have received from me in some time as we not only are moving forward to position the Company for continued growth, but also to list on the NASDAQ Stock Market.

We believe we are close to achieving our NASDAQ objective and we know exactly what is required to do so. We believe that the opportunity for our stockholders has never been better.

To be accepted for listing on NASDAQ, we will have to demonstrate that the Company meets the quantitative listing standards as well as all applicable requirements. As the Company continues to execute on the business plan, we feel confident we will meet and achieve those requirements.

One of the factors that continues to impact the Company is the steady decline in the value of the Argentine peso over the years as it relates to our stockholder equity position (when reported back in U.S. dollar terms). As a result of the decline in the value of the Argentine peso versus the U.S. dollar, our stockholders’ equity position has steadily been reduced. Even though real estate prices in Argentina are moving upwards in an exciting manner when you convert from a devalued peso back to U.S. dollars, stockholder equity under GAAP financial reporting rules is reduced.

One of the requirements to meet the NASDAQ standards is compliance with the stockholders’ equity requirement. We must increase our stockholders’ equity. To that end, we are seeking to raise additional capital for operations, investing in new real estate assets in Argentina, continuing to invest in infrastructure, and unveiling a marketing plan to sell more estate lots.

We also expect over time that our business operations will help us maintain adequate stockholders’ equity. As was recently announced in a public news release and our Current Report on Form 8K with the SEC (https://ir.algodongroup.com/all-sec-filings#document-5349-0001493152-18-003978), Algodon was able to deed certain of its Phase 1 lots in Q1 2018 which will allow for the immediate recognition of approximately $870,000 in revenues from lot sales. In Q2 2018, Algodon expects to be approved for deeding another 19 Phase 1 lots, and in the next 12 months, expects to deed the remainder of the 97 Phase 1 lots.

As you are aware, Algodon common stock (VINO) is already trading on the OTCQB marketplace. We, as management, do not believe that the OTCQB has allowed for sufficient liquidity and it has proven to be subject to erratic price swings coupled with undue volatility based on our low trading volume. We do not believe that our listing on the OTCQB has resulted in a fair or full valuation of our shares, and it has not given adequate value to our prospects or enterprise value, especially when considering the volume of positive news coming out of Argentina.

We believe the macroeconomics on Argentina are improving at a rapid pace. Foreign investment in Argentina hasn’t been this strong in decades, infrastructure improvements are being implemented and planned at the greatest level in several generations, jobs data has been steadily improving and real estate prices are finally moving positively forward at a nice pace as mortgages have reentered the marketplace. No longer is it just me and Algodon saying this: JP Morgan recently listed Argentina as the most promising emerging market on the globe, and Morgan Stanley has been extremely bullish and “pounding the table” on Argentina for more than a year now, and Morgan Stanley is rapidly growing its investment banking offices in Buenos Aires. We believe we are in the right part of the world at the right time. We did not come this far to only come this far.

We do not know when or if Algodon will be approved for listing on NASDAQ, but we are excited and hopeful that we will soon meet the requirements and be ultimately approved for listing in Q2 of this year. We would expect that a listing on NASDAQ will provide great exposure for Algodon and our VINO shares. When that occurs, I hope to see you all at the bell ringing ceremony in New York.

Thank you,

Scott L. Mathis

Founder and CEO